Exhibit 99.1

PRESS RELEASE
EMCORE Announces Pricing of Underwritten Public Offering

Albuquerque, New Mexico, September 28, 2012 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and solar power markets, announced today that it priced an underwritten public offering of 1,593,400 shares of common stock at a price to the public of $5.46 per share. Additionally, the Company has granted the underwriter an option for 30 days to purchase up to 239,010 additional shares of common stock. The Company plans to use the approximately $8.265 million in net proceeds for general corporate purposes. The offering was increased from what was previously announced due to demand from investors. The offering is expected to close on October 3, 2012, subject to the satisfaction of customary closing conditions.
In connection with the offering, B. Riley & Co., LLC is acting as sole underwriter. The offering of these securities will be made only by means of a prospectus and related prospectus supplement, copies of which can be obtained, when available, from B. Riley & Co., LLC 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.
A registration statement relating to the shares of common stocks to be issued in this offering has been filed with the Securities and Exchange Commission (SEC) and is effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for space power applications including high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.emcore.com.

Forward-looking statements:
This press release contains forward-looking statements that involve risks and uncertainties, including statements related to the Company's public offering of common stock and the completion of the offering. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in EMCORE's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. There can be no assurance that EMCORE will complete the offering of shares of common stock. All forward-looking statements are qualified in their entirety by this cautionary statement, and EMCORE undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
Contact:
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com
TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com